UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2016 (April 5, 2016)

CĪON Investment Corporation
 (Exact Name of Registrant as Specified in Charter)

Maryland	000-54755	45-3058280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Park Avenue, 36th Floor New York, New York 10016
(Address of Principal Executive Offices)

(212) 418-4700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 5, 2016, CĪON Investment Corporation ("CĪON") increased its public offering price from $9.55 per share to $9.60 per share, based on a net offering price of $8.64 per share (net of selling commissions and dealer manager fees), which closely approximates an estimated net asset value per share of $8.61.  This increase in the public offering price will become effective on CĪON's April 6, 2016 weekly closing and will be first applied to subscriptions received from March 30, 2016 through April 5, 2016.  In accordance with CĪON's previously disclosed share pricing policy, certain of CĪON's directors determined that an increase in the public offering price per share was warranted following an increase in CĪON's net asset value per share to an amount that exceeds CĪON's then-current net offering price.

Although CĪON increased its public offering price on April 5, 2016 from $9.55 per share to $9.60 per share, CĪON will maintain the amount of weekly cash distributions payable to shareholders of $0.014067 per share resulting in an annual distribution rate of 7.62% (based on the $9.60 per share public offering price).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CĪON Investment Corporation

Date:	April 6, 2016	By: /s/ Michael A. Reisner
Co-President and Co-Chief Executive Officer